Exhibit 3.1
FOURTH AMENDMENT TO AMENDED AND
RESTATED BY-LAWS OF CSK AUTO CORPORATION
     THIS FOURTH AMENDMENT (this “Amendment”) to the Amended and Restated By-Laws of CSK Auto Corporation (the “Corporation”), as adopted by the Board of Directors (the “Board of Directors”) of the Corporation as of April 27, 1999, and as subsequently amended (the “Bylaws”) is hereby adopted by the Board of Directors and made effective as of September 4, 2007.
RECITALS
     A.     Article XII of the Bylaws provides that the Board of Directors shall have the power to, among other things, amend, alter and repeal the Bylaws.
     B.     The Board of Directors deems it necessary and advisable and in the best interest of the Corporation to amend the Bylaws in certain respects as set forth below.
     NOW, THEREFORE, BE IT RESOLVED, that Board of Directors hereby amends the Bylaws as follows:
AMENDMENT
     1.     SHAREHOLDER PROPOSALS.
     The second sentence of Article II, Section 13(b) of the Bylaws relating to the timing for submittal of shareholder proposals for consideration at the annual meeting shall be deleted and the following shall be substituted therefor:
     “To be timely, a stockholder’s proposal must be received at the Corporation’s principal executive offices not less than 120 calendar days before the date corresponding with the date set forth on the Corporation’s proxy statement released to shareholders in connection with the previous year’s annual meeting; provided, however, that if the Corporation did not hold an annual meeting the previous year, or if the date of the current year’s annual meeting has been changed by more than 30 days from the anniversary date of the previous year’s meeting, then the stockholder’s proposal must be received no later than the close of business of the 120th day prior to the upcoming annual meeting; provided further, however, that with respect to the Corporation’s 2006/2007 Annual Stockholders’ Meeting only, the stockholder’s proposal must be received no later than the close of business on the 50th day prior to such meeting. The foregoing notwithstanding, if any of the forgoing dates fall on a weekend or a federal holiday, the deadline shall be the end of the next business day.”
     3.     EFFECT OF AMENDMENT.
     Except as expressly modified and amended by this Amendment, the Bylaws shall remain unmodified and in full force and effect.